CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-262873 on Form N-2 of our report dated February 21, 2024, relating to the consolidated financial statements and consolidated financial highlights of Apollo Senior Floating Rate Fund Inc. and appearing in this Annual Report on Form N-CSR for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

New York, New York

February 27, 2024